Exhibit 10.1

AGREEMENT BY AND BETWEEN REGEN BIOPHARMA, INC. AND THOMAS ICHIM

Agreement made on November 2. 2015 by and between Thomas Ichim (“Consultant”) , a natural person whose address is at 9255 Towne Centre Drive #450 San Diego CA 91211 and Regen Biopharma, Inc. (“Company”) , a Nevada corporation whose address is 4700 Spring Street, St 304, La Mesa, California 91942. Consultant and Company may be referred to individually as “Party” and collectively as “Parties”.

It is agreed as follows:

1.      SCOPE OF SERVICES

Consultant shall render the Services as set forth in a Consulting Services Letter (the “Supporting Documents”) and agrees to being referred to during the term of this Agreement under the title “Chief Research Consultant to Regen Biopharma, Inc.”. A Consulting Services Letter shall mean a document that describes Consultant’s consulting services and pricing for such services. In the event of a conflict between the terms contained in the Supporting Documents and this Agreement, the terms of this Agreement shall control, unless specifically agreed upon to the contrary in the Supporting Documents. Any and all Supporting Documents shall contain a clear and concise description of the services to be performed by the Consultant and an estimation of the cost to the Company for such services as well as the period of time required by the Consultant to complete such services. The Supporting Documents when executed by Consultant and Company shall be incorporated into and made a part of this Agreement. The Company shall be under no obligation to execute any Consulting Services Letter. No Consulting Services Letter shall be binding upon the Company unless executed by the Company.

2.      TERM

The Term of this Agreement shall commence on November 2, 2015 and shall expire on November 2, 2016. The term of this Agreement may be extended by mutual agreement.

3.      INDEPENDENT CONTRACTOR

The Parties are independent contractors. Nothing in this Agreement shall be deemed to constitute a partnership or joint venture between the Parties or constitute any Party to be the agent of the other Party for any purpose.

4.      NON DISCLOSURE

(a) All information, whether in oral, written, graphic, electronic or other form, disclosed by the Company to the Consultant shall be deemed to be “Proprietary Information.” In particular, Proprietary Information includes, without limitation, any trade secrets, confidential information, ideas, inventions or research and development information; matters of a technical nature, including technology; notes, products, know-how, engineering or other data (including test data and data files); specifications, processes, techniques, formulae or work-in-process; manufacturing, planning or marketing procedures, clinical data and regulatory strategies or information; accounting, financial or pricing procedures or information, budgets or projections, or personnel or salary structure/compensation information; information regarding suppliers, clients, customers, employees, contractors, investors or investigators of the Company, information which has been designated in writing as confidential by the Company; programs, procedures (including operating procedures), processes, methods, guidelines, policies, proposals or contracts; computer software, data bases or programming; and any other information which, if divulged to a third party, could have an adverse impact on the Company, or on any third party to which it owes a confidentiality obligation. In addition, “Proprietary Information” includes any of the foregoing relating to the past, present or future operations, organization, projects, finances, business interests, methodology or affairs of any third party to which the Company owes a duty of confidentiality including, without limitation, the mere fact that the Company is or may be working with or for any client.

(b)	The obligations of confidentiality shall not apply to any Proprietary Information that was known by the Consultant at the time of disclosure to it by such Company, or that is independently developed or discovered by the Consultant after disclosure by such Company, without the aid, application or use of any item of such Company’s Proprietary Information, as evidenced by written records; now, or subsequently becomes, through no act or failure to act on the part of the Consultant, generally known or available; is disclosed to the Consultant by a third party authorized to disclose it; or is required by law or by court or administrative order to be disclosed; provided, that the Consultant shall have first given prompt notice to such Company of such required disclosure.
(c)	Consultant shall exercise due care to prevent the unauthorized use or disclosure of the Company’s Proprietary Information, and shall not, without the Company’s prior written consent, disclose or otherwise make available, directly or indirectly, any item of the Company’s Proprietary Information to any person or entity other than those employees, independent contractors or agents of the Consultant (collectively, “Representatives”), to the extent such Representatives reasonably need to know the same in order to evaluate such Proprietary Information, to participate in the business relationship between the parties, or to make decisions or render advice in connection therewith. Consultant shall advise its Representatives who have access to the Company’s Proprietary Information of the confidential and proprietary nature thereof, and agrees that such Representatives shall be bound by terms of confidentiality and restrictions on use with respect thereto that are at least as restrictive as the terms of this Agreement.
(d)	Consultant shall exercise due care to prevent the unauthorized use or disclosure of the Company’s Proprietary Information, and shall not, without the Company’s prior written consent, disclose or otherwise make available, directly or indirectly, any item of the Company’s Proprietary Information to any person or entity other than those employees, independent contractors or agents of the Consultant (collectively, “Representatives”), to the extent such Representatives reasonably need to know the same in order to participate in any business relationship between the parties, or to make decisions or render advice in connection therewith. Consultant shall advise its Representatives who have access to the Company’s Proprietary Information of the confidential and proprietary nature thereof, and agrees that such Representatives shall be bound by terms of confidentiality and restrictions on use with respect thereto that are at least as restrictive as the terms of this Agreement.
(e)	Consultant shall use the Company’s Proprietary Information solely for the purposes of performing his duties pursuant to this Agreement and shall not make any other use of the Company’s Proprietary Information without the Company’s specific written authorization.
(f)	All Proprietary Information of the Company (including all copies thereof) shall be and at all times remain the property of such Company, and all non-oral Proprietary Information of the Company which is then in the Consultant’s possession or control shall be destroyed or returned to the Company promptly upon its request at any time, and in any event, no later than 60 days following any expiration or termination of this Agreement.
(g)	Nothing in this Agreement shall be construed, by implication or otherwise, as a grant of any right or license to trademarks, inventions, copyrights or patents, as a grant of a license to either Consultant to use any of the Company’s Proprietary Information except as expressly set forth herein.
(h)	The provisions of Section 4 of this Agreement shall survive until such time as all Confidential Information disclosed hereafter becomes publically known and made generally available through no action or inaction of Consultant.

5.      REPRESENTATIONS AND WARRANTIES OF COMPANY

(a) Company is a corporation duly organized, validly existing and in good standing under the laws of the state its incorporation and has the requisite corporate power and authority to enter into and perform its obligations under this Agreement without the consent, approval or authorization of, or obligation to notify, any person, entity or governmental agency which consent has not been obtained.

(b) The execution, delivery and performance of this Agreement by Company does not and shall not constitute Company’s breach of any statute or regulation or ordinance of any governmental authority, and shall not conflict with or result in a breach of or default under any of the terms, conditions, or provisions of any order, writ, injunction, decree, contract, agreement, or instrument to which the Company is a party, or by which Company is or may be bound.

6.      REPRESENTATIONS AND WARRANTIES OF CONSULTANT

(a) Consultant has the requisite power and authority to enter into and perform his obligations under this Agreement without the consent, approval or authorization of, or obligation to notify, any person, entity or governmental agency which consent has not been obtained.

(b) The execution, delivery and performance of this Agreement by Consultant does not and shall not constitute Consultant’s breach of any statute or regulation or ordinance of any governmental authority, and shall not conflict with or result in a breach of or default under any of the terms, conditions, or provisions of any order, writ, injunction, decree, contract, agreement, or instrument to which the Consultant is a party, or by which Company is or may be bound.

7.      NON DISPARAGEMENT

Consultant agrees that Consultant shall not disparage the Company, the Company’s products, the Company’s employees, or members of the Company’s board of directors. For purposes of this Agreement the term “disparage” shall mean any negative comment, written or oral, about the Company, the Company’s products, the Company’s employees, or members of the Company’s board of directors.

8.      WORK PRODUCT

Consultant agrees that the Company is the sole and exclusive owner of all intellectual property, including copyrights, trademarks, patents, inventions, work product and know-how, which may result from any work performed by the Consultant pursuant to this Agreement. Consultant agrees that Consultant shall, upon request of the Company, execute, acknowledge, deliver and file any and all documents necessary or useful to vest in the Company all of Consultant’s right, title and interest in and to all intellectual property, including copyrights, trademarks, patents, inventions, work product and know-how, which may result from any work performed by the Consultant pursuant to this Agreement. The term "Inventions" means all original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable under law, that Consultant may individually or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice.

9.      SPECIFIC PERFORMANCE

Any breach of this Agreement may result in irreparable damage to Company for which Company will not have an adequate remedy at law. Accordingly, in addition to any other remedies and damages available, Consultant acknowledges and agrees that Company may immediately seek enforcement of this Agreement by means of specific performance or injunction, without any requirement to post a bond or other security.

10.  EXECUTION

This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same Agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

11.  ENTIRE AGREEMENT

This Agreement constitutes a final written expression of all the terms of the Agreement between the parties regarding the subject matter hereof, are a complete and exclusive statement of those terms, and supersedes all prior and contemporaneous Agreements, understandings, and representations between the parties.

12.  SEVERABILITY

If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefore, and upon so agreeing, shall incorporate such substitute provision in this Agreement

13. GOVERNING LAW, VENUE, WAIVER OF JURY TRIAL

All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in California for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or inconvenient venue for such proceeding. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

COMPANY	CONSULTANT
By:David R. Koos /s/ David Koos	By: THOMAS ICHIM /s/ Thomas Ichim
____________________	_______________________
Its: CEO
Date: November 2, 2015	Date: November 2, 2015

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